Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Services to the Separate Account” in the ZALICO Variable Annuity Separate Account of Zurich American Life Insurance Company Statement of Additional Information, and “Experts” in the ZALICO Variable Annuity Separate Account of Zurich American Life Insurance Company Prospectus and Statement of Additional Information, each to be dated on or about April 25, 2025, and each included in this Post-Effective Amendment No. 39 to the Registration Statement (Form N-4, File Nos. 333-22375 and 811-3199) under the Securities Act of 1933, and related Prospectus of ZALICO Variable Annuity Separate Account of Zurich American Life Insurance Company.

We also consent to the use of our reports (1) dated April 25, 2025, with respect to the statutory-basis financial statements of Zurich American Life Insurance Company and (2) dated April 25, 2025, with respect to the financial statements of each of the subaccounts within ZALICO Variable Annuity Separate Account of Zurich American Life Insurance Company, for each of the periods indicated in the appendix, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

April 25, 2025